                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      ORANGE & ROCKLAND UTILITIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      ORANGE & ROCKLAND UTILITIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                                Not Applicable
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
                                Not Applicable
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                                Not Applicable
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                Not Applicable
- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]
ORANGE AND ROCKLAND  One Blue Hill Plaza, Pearl River, New York 10965

                                                                  March 11, 1994

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 75 West Route 59, Spring Valley, New York, on Wednesday, April 13, 1994, at 10:30 A.M.

    As always, your management looks forward to the Annual Meeting as an opportunity to report to you with regard to all matters, and to hear your comments and suggestions, which in the past have often proved valuable. We particularly invite shareholders to participate in this year's Annual Meeting. At the Annual Meeting, the Special Committee of the Board of Directors will present the preliminary conclusions of its investigation into the matters described under "Recent Developments" on page seven of the Proxy Statement. The Board of Directors is committed to a prompt and decisive resolution of these matters, and welcomes an opportunity to discuss them with the shareholders. If you plan to attend the meeting, please mark the box provided on the enclosed proxy card.

    Management also invites your attention to one important proposal described herein. Proposal 2, which calls for the removal of former Chief Executive Officer, James F. Smith from the Board of Directors for cause, requires the affirmative vote of 80% of all outstanding shares of the Company entitled to vote at the Annual Meeting. As described more fully under Proposal 2, Mr. Smith's employment was terminated for cause, and the Company has commenced an action against Mr. Smith seeking substantial damages. The Company strongly believes that it is not appropriate or in the best interest of shareholders for Mr. Smith to continue to serve on the Board of Directors, and urges shareholders to vote FOR Mr. Smith's removal for cause from the Board of Directors pursuant to Proposal 2.

    The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

                               Sincerely yours,

                               H. KENT VANDERHOEF
                               H. KENT VANDERHOEF
                               Acting Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:

     You are hereby notified that the annual meeting of common shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 75 West Route 59, Spring Valley, New York, on Wednesday, April 13, 1994, at 10:30 A.M. for the following purposes:

     1. To elect three Directors.

     2. To remove James F. Smith from the Board of Directors for cause.

     3. To authorize the appointment of the firm of Arthur Andersen & Co. as independent public accountants for the year 1994.

     4. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors has fixed the close of business on March 4, 1994 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.

                                  By Order of the Board of Directors,

                                        H. KENT VANDERHOEF
                                        Acting Chairman of the Board of
                                        Directors

                                        VICTOR A. ROQUE
                                        Vice President, General Counsel and
                                        Secretary

March 11, 1994

                      ORANGE AND ROCKLAND UTILITIES, INC.

                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                                                                  March 11, 1994

                                PROXY STATEMENT

             ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 13, 1994

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1994 annual meeting of common shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his proxy and vote in person if he desires to do so, but attendance at the meeting will not itself revoke his proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted as recommended by the Board of Directors if no instructions are indicated. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

     The annual report of the Company for the year 1993 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 28, 1994.

     The voting securities of the Company issued and outstanding on March 4,
1994 consisted of             shares of Common Stock, $5 par value per share
("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast. Each other matter presented to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting, except the proposal to remove James F. Smith as a Director for cause (the "Removal Proposal") which requires the affirmative vote of 80% of all outstanding shares of the Company entitled to vote at the Annual Meeting. Abstentions, votes withheld from Director nominees and broker non-votes will not be included in determining the number of votes cast on a matter. Accordingly, because the Removal Proposal requires approval of 80% of all outstanding shares, abstentions, broker non-votes and other failures to vote with respect to the Removal Proposal have the same legal effect as a vote against the Removal Proposal.

                            1. ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently 12 Directors. The Board of Directors, pursuant to the Company's Certificate of Incorporation and By-Laws, has, effective at the 1994 annual meeting of shareholders, fixed the number of Directors at 10. At the 1994 Annual Meeting three Directors are to be elected, all of whom shall be members of the class of 1997.

     The Board of Directors has designated J. Fletcher Creamer, Kenneth D. McPherson and Linda C. Taliaferro as nominees for election as Directors for three-year terms expiring at the 1997 annual meeting of shareholders. All nominees are presently Directors of the Company. Mr. Creamer and Ms. Taliaferro were elected as members of the class of 1994 at the 1991 annual meeting. Mr. McPherson was elected by the Board of Directors on May 6, 1993 to fill a newly-created directorship. Patrick J. Chambers Jr. and John F. White will retire from the Board of Directors at the 1994 annual meeting and are not candidates for reelection. The Board of Directors is deeply appreciative of the contributions made by Mr. Chambers and Mr. White.

     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the three nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Shown below as to each nominee and each Director in the classes continuing in office is the person's age as of January 1, 1994, business experience for the past five years, other directorships and activities, membership on committees of the Board of Directors of the Company, as applicable, period of service as a Director of the Company and Common Stock ownership.

NOMINEES FOR ELECTION AS DIRECTORS

THREE-YEAR TERM EXPIRING IN 1997

          PHOTO         J. FLETCHER CREAMER, AGE 67, DIRECTOR SINCE 1987

                        Chairman of the Board of Directors, J. Fletcher
                        Creamer & Son, Inc., Hackensack, New Jersey, a construction company.

                        Trustee, Hackensack Medical Center, D.A.R.E. of New
                        Jersey and 200 Club of Bergen County. Director,
                        Commerce and Industry Association of Northern New
                        Jersey and the New Jersey Alliance for Action.

                        Member, Compensation Committee.

                        Mr. Creamer beneficially owns 4,602 shares of Common
                        Stock.

          PHOTO         KENNETH D. MCPHERSON, AGE 59, DIRECTOR SINCE 1993

                        Senior Partner, Waters, McPherson, McNeill, P.A.,
                        Secaucus, New Jersey, a law firm, since 1983.

                        Member, Hudson County Bar Association, New Jersey
                        State Bar Association, American Bar Association.

                        Director, Bally Gaming International, Inc.

                        Member, Compensation Committee.

          PHOTO         LINDA C. TALIAFERRO, AGE 46, DIRECTOR SINCE 1990

                        Member, Taliaferro & Associates, Harrisburg,
                        Pennsylvania, a law firm she founded in 1991.

                        Director, Resources of the Future. Member, The Urban
                        League of Washington, DC, American Association of
                        Blacks in Energy, American Bar Association,
                        Pennsylvania Bar Association. Former Director,
                        Hospital and Foundation Board of Community General
                        Hospital, Harrisburg, and Please Touch Museum, a children's museum, Philadelphia, Pennsylvania.

                        Ms. Taliaferro was a Commissioner of the Pennsylvania
                        Public Utilities Commission from 1979 until 1988, and served as its Chair from 1983 until 1987. She was a partner in the law firm of Reed Smith Shaw & McClay, Harrisburg, Pennsylvania from 1988 until 1991.

                        Member, Audit Committee.

                        Ms. Taliaferro beneficially owns 52 shares of Common
                        Stock.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1995

          PHOTO         VICTOR J. BLANCHET, JR., AGE 52, DIRECTOR SINCE 1991

                        President and Chief Operating Officer, since 1991, and
                        Acting Chief Executive Officer, since October 7, 1993.

                        Director, President and Chief Operating Officer of
                        Rockland Electric and Pike, since 1991, and Acting
                        Chief Executive Officer, since October 7, 1993.

                        Mr. Blanchet was Vice President of the Company and of Rockland Electric Company ("Rockland Electric") and
                        Pike County Light & Power Company ("Pike"), the
                        Company's utility subsidiaries, from 1977 until April
                        1990, and Executive Vice President from April 1990 until January 1991. Mr. Blanchet joined the Company in
                        1977.

                        Director, Arden Hill Hospital, Arden Hill Life Care
                        Center, and Vice President, Glen Arden, Inc. Board
                        Member and Past President, Museum Village in Orange
                        County, a non-profit educational institution chartered by the New York State Board of Regents. Trustee and former President, 200 Club of Bergen County.
                        President, Society of Gas Lighting. Vice Chairman and member of the Executive Committee, New York Gas Group.
                        Member of Executive Committee of the Energy
                        Association of the State of New York. Member of the Board of the American Gas Association.

                        Member, Executive Committee.

                        Mr. Blanchet beneficially owns 2,228 shares of Common
                        Stock.

          PHOTO         FRANK A. MCDERMOTT, JR., AGE 75, DIRECTOR SINCE 1983

                        President, JFM Associates, Inc., Bronxville, New York, a management consulting firm he founded in 1983.

                        Trustee, The Merger Fund.

                        Mr. McDermott is a former Director, Executive Vice
                        President and Chief Financial Officer of New York
                        Telephone Company, retiring in 1983 from this former operating subsidiary of American Telephone and Telegraph Company.

                        Chairman, Compensation Committee and Member, Executive
                        Committee.

                        Mr. McDermott beneficially owns 697 shares of Common
                        Stock.

          PHOTO         JAMES F. O'GRADY, JR., AGE 65, DIRECTOR SINCE 1980

                        President, O'Grady and Associates, Goshen, New York, a media brokerage and consulting firm he founded in 1986.

                        Trustee, St. John's University. Director, Horton
                        Memorial Hospital, Horton Healthcare Foundation,
                        Coalition for Lithuanian Development and Orange County
                        Community College Educational Foundation. Chairperson,
                        Communications Advisory Council of Marist College.
                        Member, Communication Arts Advisory Council of St.
                        John's University.

                        Mr. O'Grady, an attorney, has been Of Counsel to the law firm of Cahill & Cahill, Brooklyn, New York, since
                        1986.

                        Member, Compensation Committee and Executive
                        Committee.

                        Mr. O'Grady beneficially owns 600 shares of Common
                        Stock.

          PHOTO         H. KENT VANDERHOEF, AGE 71, DIRECTOR SINCE 1976

                        Acting Chairman of the Board of Directors, since
                        October 7, 1993.

                        Director and former Chairman of the Board of Directors and Chief Executive Officer, Kay-Fries, Inc.,
                        Rockleigh, New Jersey, a chemical manufacturer. Mr.
                        Vanderhoef was President of Kay-Fries until 1981 and, from 1983 until 1990, was a consultant to that company.

                        Director, Rockland Country Club Foundation.
                        Chairman, Executive Committee and Member, Audit Com-mittee.

                        Mr. Vanderhoef beneficially owns 2,072 shares of Common Stock.

TERM EXPIRING IN 1996

          PHOTO         RALPH M. BARUCH, AGE 70, DIRECTOR SINCE 1983

                        Consultant to Viacom International, Inc., New York,
                        New York, a diversified communications and entertainment company, since 1987.

                        Trustee, Carnegie Hall, Lenox Hill Hospital and Museum of Television & Radio. Trustee and Chairman Emeritus, the Lauri Strauss Foundation and the National Academy of Cable Programming.

                        Mr. Baruch was the founder, and served as Chief
                        Executive Officer of Viacom from 1971 until 1983, and
                        Chairman of the Board of Directors of Viacom from 1983 until 1987. From 1987 until 1992, he was President of Ralph M. Baruch, Inc., a communications consulting firm. Mr. Baruch was a Senior Fellow, Gannett Center for Media Studies at Columbia University from 1987 until 1988.

                        Member, Compensation Committee and Executive
                        Committee.

                        Mr. Baruch beneficially owns 3,456 shares of Common
                        Stock.

          PHOTO         MICHAEL J. DEL GIUDICE, AGE 50, DIRECTOR SINCE 1988

                        Investment Banker, Lazard Freres & Co., New York, New
                        York, an investment banking firm, since 1987.

                        Trustee, The City University of New York. Chairman,
                        Hudson River Park Conservancy. Treasurer, Governor's
                        Committee on Scholastic Achievement.

                        Member, Audit Committee.

          PHOTO         JAMES F. SMITH, AGE 57, DIRECTOR SINCE 1972*

                        Mr. Smith was Chairman of the Board of Directors and Chief Executive Officer from 1979 until October 7,
                        1993.

                        He also served as Chairman of the Board of Directors and Chief Executive Officer of Rockland Electric and
                        Pike from 1979 until October 7, 1993.

                        Mr. Smith beneficially owns 10,081 shares of Common
                        Stock.

- ---------------

*Mr. Smith's membership on the Board of Directors is the subject of Proposal 2 which calls for his removal as a Director for cause.

     During 1993 the Board of Directors held 14 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held six meetings; the Compensation Committee held five meetings; the Executive Committee held seven meetings; and the Special Committee held 17 meetings.

     The Audit Committee is composed of outside Directors and has as its functions the review of the scope and results of the independent public accountants' examination, the review of the activities of the internal audit group and the review of internal controls. The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company officers.

     The Executive Committee of the Board of Directors acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to Victor A. Roque, Secretary of the Company. Such submissions will be accepted at any time and will be considered when vacancies occur.

     On August 20, 1993, the Company's Board of Directors created a Special Committee of the Board, consisting entirely of outside Directors, to conduct an independent investigation of issues raised by the Rockland County District Attorney and any other matters discovered in the course of the investigation as the Special Committee deems necessary or desirable. The Special Committee was granted full and complete power and authority to take whatever steps it deems necessary or desirable, including retention of counsel and other advisors, presenting to the Board of Directors periodic reports regarding its activities and at the appropriate time its full findings, and making recommendations to the Board of Directors with respect to any remedial measures it deems appropriate to prevent a recurrence of any improprieties or irregularities discovered by the investigation. The Special Committee is Chaired by Ms. Taliaferro and the other members are Messrs. Baruch, O'Grady and White. See "Recent Developments".

     Mr. Michael Del Giudice is an investment banker with Lazard Freres & Co., a New York investment banking firm which served as a co-manager of the Company's 1993 registered public offering of $55,000,000 of debt securities. Lazard Freres & Co., as co-manager and purchaser of approximately one quarter of the principal amount of such debt securities, received standard underwriting discounts.

     J. Fletcher Creamer & Son, Inc., of which Mr. J. Fletcher Creamer is Chairman of the Board, has for many years performed excavation and related work for the Company and its New Jersey utility subsidiary. Payments made in 1993 for work contracted for pursuant to competitive price quotation totaled $104,994.

COMPENSATION OF DIRECTORS

     Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting such Director attends of the Board of Directors, except that, effective October 7, 1993, the Acting Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors or $800 if held on a separate day. Each such Director is also paid a fee in the amount of $900 for each meeting of the Special Committee attended. The independent Directors of the Company approved the payment of $50,000 to Ms. Taliaferro, Chair of the Special Committee, and $5,000 each to Messrs. Baruch, O'Grady, and White, members of the Special Committee, for extraordinary services performed in 1993. Pursuant to a deferred compensation plan for non-employee Directors, eligible Directors may elect to defer all or any part of their compensation for services as a Director. In the event of a change in control of the Company, all deferred amounts would be payable immediately.

     The Company has a Post-Director Service Retainer Continuation Program ("Program") for non-employee Directors. To be eligible for the Program, a Director must have served on the Board of Directors for a period of at least five years ("Eligible Director"). The Program provides for the continuation to the Eligible Director of the annual Board service retainer and any annual Committee service retainer for a period equal to the lesser of the Eligible Director's years of service on the Board or ten years. Payments commence (i) if the Eligible Director is living, as of the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board of Directors or (ii) in the case of the death of an Eligible Director prior to the commencement of payments, following the 65th anniversary of the Director's birth. In the event an Eligible Director dies, either while serving on the Board or after retiring from the Board, and where payments remain to be made, the remaining payments will be made to the Director's beneficiary. In the event of the death of a beneficiary to whom payments are due, the remaining payments will be made to the beneficiary's estate. Under the Company's By-Laws, a Director cannot be 70 years of age or older upon election except those Directors elected on or before April 11, 1990 and who were 60 years of age or older on that date cannot be 75 years of age or older upon election. In the event of a change in control of the Company, a Director's benefits would vest and be paid in a lump sum cash amount equal to the present value of the payments that would otherwise have been made.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows all of the Company's equity securities beneficially owned by each present Director who owns shares, each of the executive officers named on the Summary Compensation Table and by all present Directors and executive officers as a group as of January 1, 1994 the most recent practicable date for which information is available.

                                                                  COMMON
                                                               SHARES OWNED
                                  NAME                      BENEFICIALLY(1)(2)
                ----------------------------------------    ------------------
                Ralph M. Baruch                                    3,456
                Victor J. Blanchet, Jr.                            2,228
                Patrick J. Chambers, Jr.                           3,432
                J. Fletcher Creamer                                4,602
                Frank E. Fischer                                   2,284
                Thomas A. Folchi, Jr.                              2,330
                Frank A. McDermott, Jr.                              697
                James F. O'Grady, Jr.                                600
                Victor A. Roque                                      448
                James F. Smith                                    10,081
                Linda C. Taliaferro                                   52
                H. Kent Vanderhoef                                 2,072
                John F. White                                        890
                19 Directors and executive officers as a
                  group                                           33,686

- ---------------
     (1) Based on information furnished to the Company by the Directors and officers. Includes shares owned beneficially by officers of the Company pursuant to the Company's Management Employees' Savings Plan.

     (2) As of January 1, 1994, no Director owned beneficially more than 0.074% of the outstanding shares of Common Stock of the Company, no named executive officer owned more than 0.025% of such shares, and Directors and officers as a group owned 0.248% of such shares.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission ("SEC") reports of changes in ownership of common stock of the Company. The Company believes that, during the 1993 fiscal year, all Section 16(a) filing requirements applicable to its officers and Directors were complied with except that one report regarding one transaction which should have been filed by Victor A. Roque with the SEC by May 10, 1993 was filed on June 10, 1993.

RECENT DEVELOPMENTS

     On August 16, 1993, Linda Winikow, then Vice President, was arrested by the Rockland County (New York) District Attorney and charged with grand larceny, commercial bribery, and making campaign contributions under a false name. In essence, the District Attorney alleged that Ms. Winikow (i) had been coercing or inducing certain vendors of goods or services to the Company to make contributions to political candidates or causes, while arranging for some of those contributions to be, in effect, reimbursed by means of false or inflated invoices paid by the Company, and (ii) had used advertising contracts to try to influence news reports about the Company. Two other former employees who reported to Ms. Winikow were charged with grand larceny. The Company immediately placed Ms. Winikow on a leave of absence. The District Attorney also announced that he would commence an investigation of the Company, and the Company announced that it would undertake its own investigation into the matters cited by the District Attorney.

     On August 20, 1993, the Company's Board of Directors created a Special Committee of the Board, consisting entirely of outside Directors, to conduct an independent investigation of the issues raised by the Rockland County District Attorney and any other matters discovered in the course of the investigation as the Special Committee deems necessary or desirable. The Special Committee was granted full and complete power and authority to take whatever steps it deems necessary or desirable, including retention of counsel and other advisors, presenting to the Board of Directors periodic reports regarding its activities and at the appropriate time its full findings, and making recommendations to the Board of Directors with respect to any remedial measures it deems appropriate to prevent a recurrence of any improprieties or irregularities discovered by the investigation. The Special Committee consists of Linda C. Taliaferro, Chair, Ralph M. Baruch, James F. O'Grady, Jr. and John F. White. The Special Committee has retained the law firm of Stier, Anderson & Malone as investigative counsel, and Price Waterhouse & Co. as accounting experts, to assist it in conducting its independent investigation.

     The Special Committee will present preliminary conclusions of its investigation at the Annual Meeting of Shareholders on April 13, 1994. The Special Committee intends to complete its investigation as promptly as practicable after the Annual Meeting and will report its final conclusions and recommendations to the Board of Directors at that time. Copies of an executive summary of the final report of the investigation will be made available to shareholders.

     On August 26, 1993, the Board of Directors terminated Ms. Winikow's employment and the Company filed Orange and Rockland Utilities, Inc. v. Winikow in the United States District Court, Southern District of New York, against Ms. Winikow, three other former Company employees and two vendors. The Company alleges in its complaint that the defendants had engaged in a conspiracy to divert funds from the Company through the submission of false and fraudulent invoices in order to pay personal expenses of and/or to provide personal services to the defendants. The Company also alleges that the defendants made various contributions to political candidates consisting of money and services diverted from the Company.

     On October 5, 1993, the independent Directors determined to terminate for cause the employment of James F. Smith as Chief Executive Officer of the Company and to remove him as Chairman of the Board. On October 7, 1993, notice of such termination was delivered to Mr. Smith and he was suspended from all duties effective immediately. On the same day, the Board of Directors appointed Victor
J. Blanchet, Jr. to serve as Acting Chief Executive Officer. Mr. Smith had certain rights under his employment agreement with the Company to take corrective action with respect to his termination for cause which lapsed, without such action being taken, on December 6, 1993. Mr. Smith also has the right to contest his termination for cause in an arbitration proceeding.

     On February 7, 1994, the Company commenced an action against Mr. Smith in New York State Supreme Court by the filing of a Summons with Notice. The Summons alleges causes of action for breach of the fiduciary duties of loyalty and care, waste, conversion, fraud, and unjust enrichment based on allegations that Mr. Smith misused Company assets and personnel and misappropriated Company funds for his own benefit or for other improper purposes, and failed to maintain proper management controls or to properly supervise corporate affairs and subordinate employees. The Company seeks an accounting by Mr. Smith of certain Company funds and property, restitution of all amounts misappropriated, misused, or unaccounted for, forfeiture of compensation paid or awarded by the Company to Mr. Smith during the period in which breaches of fiduciary duties occurred, and compensatory and punitive damages. The Company seeks recovery in an amount not less than $5,000,000.

     Mr. Smith currently is a Director of the Company. The Board of Directors has recommended and will present to the shareholders at the Annual Meeting a proposal that Mr. Smith be removed for cause as a Director of the Company. See "Proposal 2. As To The Removal of James F. Smith From the Board of Directors For Cause".

     On October 6, 1993, Ms. Winikow pleaded guilty in the Supreme Court of the State of New York, County of Rockland, to grand larceny (a class D felony), commercial bribery (a class A misdemeanor), and making a campaign contribution under a false name (an unclassified misdemeanor) and, on November 10, 1993, the two former employees pleaded guilty to grand larceny (a class D felony). In pleading guilty to the felony count, Ms. Winikow stated she had been acting on behalf of the Company. The presiding judge informed Ms. Winikow that her sentence would be based on her assistance to the prosecution in its investigation. Ms. Winikow's sentencing on these pleas is currently scheduled for April 7, 1994.

     On November 3, 1993, the Company entered into a Joint Cooperation Agreement with the Rockland County District Attorney's Office. The District Attorney agreed that, in light of the Company's agreement to cooperate and the clear demonstration by the Company's Board of Directors of their determination to uncover all past improper activities of the types being investigated, no criminal charges of any kind will be filed against the Company or any of its affiliates or subsidiaries in connection with the pending investigation of the Company. The Company agreed to cooperate with the District Attorney and to provide access to Company books and records and to information developed by the Special Committee's investigation. The Company also agreed to establish an office of Inspector General to monitor the conduct of Company management and employees for a period of seven years after the conclusion of the Special Committee's investigation. The Inspector General will perform no managerial functions, and the duration of the Inspector General's appointment may be modified by the parties as the circumstances warrant. The agreement with the District Attorney also requires the Company to disband its political action committee, OREPAC, to refrain from making political contributions for five years and to take certain other remedial actions.

     On October 14, 1993, in response to an Order of the New York Public Service Commission ("NYPSC"), the Company agreed to an extension of the statutory suspension period for its pending rate case to June 30, 1994 and to (i) refund a total of $230,000 to ratepayers in November and December 1993, (ii) make $3 million of its existing annual revenues ($2.25 million of electric revenues and $.75 million of gas revenues) temporary and subject to refund, (iii) continue to cooperate fully and in a timely fashion with the NYPSC Staff's investigation,
(iv) prefile with the NYPSC a complete and detailed analysis of the results of the Special Committee's investigation, (v) agree that further hearings are appropriate for evaluation of the Company's analysis and evidence, as well as those of other parties, including the NYPSC Staff, (vi) continue existing ratemaking mechanisms for the duration of the further suspension period, and
(vii) agree that, if by June 30, 1994 the NYPSC Staff's investigation is not completed, then temporary rates may be set. On December 17, 1993, the Company reported to the Administrative Law Judge presiding over its rate case that the Company's analysis of the results of the Special Committee's investigation will be available no later than May 31, 1994 and proposed an additional six-month extension of both the suspension period and the existing electric ratemaking mechanisms to December 31, 1994.

     On November 3, 1993, the New Jersey Board of Regulatory Commissioners ("NJBRC") commenced its periodic management audit of the Company's wholly-owned subsidiary, Rockland Electric Company ("Rockland Electric"). As a result of the events and investigations described above, the NJBRC audit will include, in addition to a standard review of operating procedures, policies and practices, a review of the posture of Rockland Electric management regarding business ethics and a determination regarding the effect of such events on Rockland Electric ratepayers.

     On August 18, 1993, Feiner v. Orange and Rockland Utilities, Inc., a purported ratepayer class action complaint against the Company, the Company's wholly-owned subsidiary, Rockland Electric, Ms. Winikow and others, was filed in the United States District Court, Southern District of New York. The Feiner complaint names a number of "John Does," who are described as officers and directors of the Company, but does not identify any current or former officer or director by name except Ms. Winikow. The complaint alleges that the defendants violated the Federal Racketeer Influenced and Corrupt Organizations Act

("RICO") and New York common law by using false and misleading testimony to obtain rate increases from the NYPSC and used funds obtained from ratepayers in furtherance of an alleged scheme to make illegal campaign contributions and other illegal payments. Plaintiffs seek damages in the amount of $900 million (which they seek to treble pursuant to the RICO statute). The Company intends to vigorously contest these claims.

     On August 31, 1993, Patents Management Corp. v. Orange and Rockland Utilities, Inc., a purported shareholder derivative complaint, was filed in the Supreme Court of the State of New York, County of New York, against the Company, all but one of the Directors and several other named defendants by an alleged shareholder of the Company. Plaintiff claims that the Company's Directors breached their fiduciary duties by condoning the alleged wrongful acts of Ms. Winikow or failing to exercise appropriate supervisory control over Ms. Winikow. Plaintiff requests that the Court require each Director to indemnify the Company against all losses sustained by the Company as a result of these alleged wrongful acts of Ms. Winikow. The Company intends to vigorously contest these claims.

     On November 23, 1993, Gross v. Orange and Rockland Utilities, Inc., a purported shareholder class action complaint, was filed in the United States District Court, Southern District of New York. Plaintiff alleges that various Securities and Exchange Commission filings of the Company during the period between March 2 and November 4, 1993 contained false and misleading information, and thereby violated Sections 11 and 12(2) of the Securities Act of 1933, by failing to disclose what the plaintiff alleges was a "scheme" by the Company to make illegal political payments and campaign contributions to various public officials and politicians. As a result, plaintiff claims, during such period persons who purchased the Company's stock through the Company's Dividend Reinvestment Plan did so at artificially inflated prices. The complaint seeks unspecified money damages. The Company intends to vigorously contest these claims.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation programs for executive officers are established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any of the executive compensation programs. As described below, the Compensation Committee has access to an independent compensation consultant for advice in administering these compensation programs. The Company's executive compensation programs are based on compensation policies geared to reward outstanding executive performance by linking the compensation paid to executive officers with enhanced shareholder value. While actually measuring performance is a complex undertaking, the Compensation Committee believes that this report will provide the Company's shareholders with a detailed, clear explanation of how the Company's executive compensation philosophy attempts to align the financial interests of its executive officers with those of its shareholders.

     An element of executive compensation is awards for the achievement of one-year and three-year goals under an incentive compensation plan which covers the officers and other key employees of the Company with salary grades of 14 and above ("Incentive Compensation Plan"). The Compensation Committee recommended, and the Board of Directors agreed, that all decisions with regard to payments for the achievement of one-year goals under the Incentive Compensation Plan be deferred until the investigation by the Special Committee of the Board of Directors has been completed.

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is founded on the basic philosophy that compensation should reflect corporate and personal performance, rewarding, when appropriate, business strategies and long-term strategic management which enhance shareholder value and customer service. Based on this philosophy, the Company's executive compensation programs are designed to:

     - provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - attract, motivate and retain key executives;

     - compensate executives for their successful long-term strategic management of the Company;

     - establish compensation opportunities based on competitive levels among comparably-sized companies which also represent potential markets for the executives' talent; and

     - base actual compensation goals on the achievement of the Company's annual and long-term strategic objectives and performance relative to other utilities

RETENTION OF INDEPENDENT CONSULTANT

     For several years, the Compensation Committee has retained an independent compensation consultant to develop the Company's executive compensation program. As noted, this program is designed to provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers. To this end, executive compensation levels and the Company's performance are measured against compensation levels and the performance of a group of comparably-sized utilities. The Committee believes that a survey of comparably-sized utilities provides the most meaningful basis for setting executive compensation. This group differs from the utilities which make up the Standard & Poor's Utilities Index, used in the performance graph on page 14, because the Company believes that the latter group, which is comprised of utilities of all sizes, will prove more useful to shareholders for purposes of evaluating the cumulative total shareholder return on the Company's stock over a five year period.

ELEMENTS OF EXECUTIVE COMPENSATION

     There are several ways that the Compensation Committee measures the Company's performance. One index is total return to shareholders. The chart on page 14 of this Proxy Statement shows that the Company's performance over the period 1988-1993 is, on the average, in line with shareholder returns for the Standard & Poor's 500 Index and the Standard & Poor's Utilities Index. Specifically, if an investor had invested $100 in Company stock at the end of 1988 and had reinvested the dividends, that initial investment would have grown to $196 by the end of 1993.

     Total return is only one of the measures of performance that the Committee recognizes in setting salary and compensation levels. Two additional measures are earned return on equity and earned return on assets.

     With respect to earned return on equity, in the five years ending in 1992, the most recent years for which data is available for this comparison, the Company performed at the 75th percentile of a group of comparably-sized utilities. Similarly, the Company performed at the 75th percentile of the group of comparably-sized utilities with regard to earned return on assets.

     In addition to financial measures, there are customer-related measures of performance that the Committee considers important. Good customer service and delivery of service at fair and reasonable prices are specific, measurable goals that are incorporated into the Company's incentive compensation program. As such, they form an important basis for the Company's executive compensation philosophy.

SALARY AND TOTAL COMPENSATION

     Base salaries are positioned at approximately the 75th percentile of the group of comparably-sized utilities. Total compensation, which includes base salary plus incentives, is positioned at the average of general and utility industry median pay levels. Both categories are used to ensure that if the Company engages in executive recruitment outside the utility industry, compensation accurately reflects the marketplace.

     Section 162(m) of the Internal Revenue Code of 1985, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for remuneration of any officer named on the Summary Compensation Table will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Company received remuneration during the 1993 fiscal year approaching $1 million, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

INCENTIVE COMPENSATION

     The Company's Incentive Compensation Plan is designed to recognize and reward, where appropriate, outstanding management achievement. It seeks to foster quality service to customers at optimum efficiency while returning a good yield to shareholders.

     Under the Incentive Compensation Plan, the Compensation Committee approves the setting of goals and objectives upon which incentive compensation awards are based and submits these goals and objectives to the Board of Directors for its review and approval. Two components anchor the program set forth under the Incentive Compensation Plan: an annual incentive plan based on the attainment of three one-year objectives (the "one-year goals") which can be accomplished in one year's time and a long term plan based on the attainment of several additional objectives over a three year period (the "three-year goals"). One-year and three-year goals are defined in objective and quantifiable terms and payouts for overall performance that substantially exceeds expectations are made at the 150% maximum level for goals set prior to 1994. Beginning in 1994 for one-year goals, and in 1995 for three-year goals, payouts for overall performance that substantially exceeds expectations will be made at the 120% maximum level. No payouts are made for performance below expectations.

ONE-YEAR GOALS

     In 1993, the Company had three one-year objectives: (1) maintain a high level of customer service by minimizing field service and customer inquiry response time and achieving an acceptable level of customer service reliability;
(2) produce earnings per average common share for calendar year 1993 that support continued common dividend growth; and (3) reduce electrical energy production cost. These objectives are equally weighted. During the course of 1993, the first objective was exceeded, the second objective was not met and the third objective was exceeded. In light of the events surrounding the departures of Ms. Winikow and Mr. Smith from their positions with the Company, the Committee recommended, and the Board of Directors agreed, that all decisions (except with respect to Mr. Smith and Ms. Winikow who will not receive payments) with regard to payments for the achievement of 1993 goals be deferred until the investigation by the Special Committee of the Board of Directors has been completed. See "Recent Developments." While decisions with regard to awards have been deferred for 1993 one-year goals under the Incentive Compensation Plan, substantially all payments for the achievement of one-year goals to employees with salary grades 13 and under who are participants in another incentive plan were made as scheduled.

THREE-YEAR GOALS

     The Company's three long-term incentive goals for 1992-94 are: (1) earn the Company's allowed rate of return on equity; (2) achieve favorable retail price comparisons based on specific measures for each energy category; and (3) achieve demand-side management objectives for the three-year period in order to satisfy the electric peak demand requirements of the Company's customers. These three goals are weighted at 30%, 20% and 50%, respectively.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Blanchet was named Acting Chief Executive Officer of the Company on October 7, 1993. Through 1993, Mr. Blanchet continued to receive the base salary established by the Compensation Committee for his position as President and Chief Operating Officer of the Company. Thus, Mr. Blanchet's base salary was positioned at approximately the 75th percentile when compared with the compensation paid by comparably-sized utilities to their respective Presidents and Chief Operating Officers.

     Mr. Blanchet's total compensation for his service to the Company as Acting Chief Executive Officer is at median levels when compared to Chief Executive Officers at comparably-sized utilities. Mr. Blanchet's annual incentive award for 1993, like those of other executive officers of the Company, will be based on the Company's attainment of its 1993 goals at the targeted levels. However, as noted above, decisions with regard to payouts based on the achievement of the 1993 one-year goals under the Incentive Compensation Plan have been deferred until after the completion of the investigation. Mr. Blanchet's long-term incentive awards with respect to the Company's 1986-1988 and 1989-1991 incentive cycles exceeded targeted levels because the Company's actual performance exceeded targeted levels. The annual installments of the long-term awards received by Mr. Blanchet for 1988-1991 are reflected in the Summary Compensation Table. Mr. Blanchet's success in achieving the 1992-1994 three-year goals can not be determined until after 1994.

     Mr. Smith's employment as Chief Executive Officer was terminated for cause pursuant to a notice of termination delivered on October 7, 1993, which became fully effective on December 6, 1993. (See "Recent Developments"). Prior to the termination of his employment, Mr. Smith was compensated pursuant to his Employment Agreement with the Company, which is further described beginning on page 18. Mr. Smith's compensation opportunity pursuant to his Employment Agreement was designed to be the average of general and utility industry median pay levels, while his base salary was positioned at approximately the 75th percentile for comparably-sized utilities.

     The Company ceased payment of Mr. Smith's salary as of November 30, 1993. As a result of his termination for cause, he will not receive any payment under the Company's Incentive Compensation Plan for service in 1993 or with respect to long-term awards for 1992-1994. Prior annual installments of Mr. Smith's long-term awards for 1988-1991 are reflected in the Summary Compensation Table. In a lawsuit filed on February 7, 1994, the Company seeks to recover certain compensation paid or awarded to Mr. Smith, which may include deferred salary and incentive compensation.

     Mr. Smith was also a participant in the Company's Performance Unit Incentive Plan (the "Performance Unit Incentive Plan") which was designed by an independent compensation consultant. The Performance Unit Incentive Plan was designed to provide Mr. Smith and other participants with long-term incentives to develop the Company's non-regulated business enterprises, thereby adding long-term value to shareholders' investment. In accordance with the terms of the Performance Unit Incentive Plan, Mr. Smith's rights under the Performance Unit Incentive Plan were cancelled as a result of the termination of his employment with the Company for cause.

                            COMPENSATION COMMITTEE

         Frank A. McDermott, Jr., Chairman      James F. O'Grady, Jr.
         Ralph M. Baruch                        Kenneth D. McPherson
         J. Fletcher Creamer

March 11, 1994

PERFORMANCE GRAPH AND INFORMATION

                Comparison of Five Year Cumulative Total Return*
   Orange and Rockland Utilities, Inc., S&P 500 Index and S&P Utilities Index

      Measurement Period         Orange and
    (Fiscal Year Covered)        Rockland 0       S&P 500      S&P Utilities
    ---------------------        ----------       -------      -------------
          1988                      100             100             100
          1989                      118             132             147
          1990                      125             128             143
          1991                      165             166             164
          1992                      190             179             178
          1993                      196             197             203

* Assumes $100 invested on December 31, 1968 (Total Return Assumes Reinvestment of Dividends).

     As can be seen from the performance graph and data in the Cumulative Total Return table, the Company's Common Stock has consistently gained in value in each year during the five year period from December 31, 1988 to December 31, 1993. In fact, an investment of $100 on December 31, 1988, with the reinvestment of dividends, was worth $196 on December 31, 1993. And, while past performance is no guarantee of future performance, the average annual total rate of return on the Company's Common Stock for the 5-year period, including the reinvestment of dividends, was 14.4%.

                             EXECUTIVE COMPENSATION

     The table below shows all compensation awarded to, earned by or paid to persons serving as Chief Executive Officer in 1993 and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                   ----------------------------------   -------------------------------
                                                                               AWARDS           PAYOUTS
                                                            OTHER       ---------------------   -------         ALL
                                                            ANNUAL      RESTRICTED               LTIP          OTHER
                                    SALARY      BONUS    COMPENSATION      STOCK      OPTIONS/  PAYOUTS     COMPENSATION
NAME & PRINCIPAL POSITION YEAR       ($)        ($)(1)      ($)(2)      AWARD(S)(3)   SARS(3)   ($)(4)         ($)(5)
- ------------------------- -----    --------    --------  ------------   -----------   -------   -------     ------------
Victor J. Blanchet, Jr.    1993     256,401           0          0          none        none          0(6)     12,808
President, Chief           1992     227,000      72,216          0          none        none     94,168         9,601
  Operating Officer, and   1991     200,000      81,600          0          none        none     17,808         6,121
  Acting Chief Executive
     Officer

Patrick J. Chambers, Jr.   1993     203,750           0     13,080          none        none          0(6)      9,642
Senior Vice President and  1992     194,750      52,088      4,302          none        none     88,576         9,941
  Chief Financial Officer  1991     185,750      66,136        206          none        none     39,132         8,406

Frank E. Fischer           1993     163,250           0      2,825          none        none          0(6)      5,212
Vice President             1992     156,250      35,945      1,637          none        none     40,122         4,432
                           1991     149,250      33,170          0          none        none     17,808         3,559

Thomas A. Folchi, Jr.      1993     163,250           0      3,682          none        none          0(6)      4,523
Vice President             1992     156,250      29,645      1,357          none        none     40,122         4,431
                           1991     149,250      33,170         54          none        none     15,504         3,525

Victor A. Roque            1993     163,250           0        221          none        none          0(6)      4,483
Vice President, General    1992     156,250      29,645         51          none        none     39,568         4,236
  Counsel and Secretary    1991     149,250      30,170          0          none        none     10,080         3,406

James F. Smith             1993     371,917(7)        0     39,438          none        none          0(6)     36,347
Former Chairman of the     1992     388,750     120,258     13,206          none        none    284,966        36,019
  Board of Directors and   1991     371,500     153,408        846          none        none     98,808        29,658
  Former Chief Executive
  Officer

- ---------------
     (1) Pursuant to the Incentive Plan (described in the following section), the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the Plan are shown. All decisions with regard to payments for the achievement of 1993 goals have been deferred until after the Investigation has been concluded. Mr. Smith will not receive a payment.
     (2) Interest in excess of 120% of the long-term federal rate, with compounding, prescribed under section 1274(d) of the Internal Revenue Code, paid or payable on compensation deferred at the officer's election.
     (3) At the end of the last fiscal year, the Company had no program or plan that awards restricted stock, stock options or stock appreciation rights.
     (4) Pursuant to the Incentive Plan, the amount of long-term awards depends upon the achievement of long-term goals. If performance is below a minimal level, no award is earned. Installments of long-term incentive awards earned for the period 1986-1988 which were paid or payable in 1991, and awards earned for the period 1989-1991 which were paid or payable in 1992 are shown.
     (5) Interest earned on long-term incentive awards which were deferred under the terms of the Incentive Plan and not at the election of the officer. In 1993, the amounts were: Mr. Blanchet, $12,808; Mr. Chambers, $9,642; Mr. Fischer, $5,212; Mr. Folchi, $4,523; Mr. Roque, $4,483; and Mr. Smith, $31,899. In
addition, Mr. Smith's compensation reflects the average annual premium of $4,448 for a supplemental long-term disability insurance policy purchased for him in 1991.
     (6) The long-term incentive award earned for the period 1989-1991 is payable in three annual installments which began in 1992. The first installment was paid in February 1992. The second installment, which ordinarily would have been made in February 1993, was approved by the Board of Directors for payout in December 1992. Consequently, no payment of the long-term incentive award was made in 1993.
     (7) Upon notice of his termination for cause, Mr. Smith was suspended from all duties with pay during the period in which he was entitled to take corrective action with respect to his termination for cause, which lapsed on December 6, 1993. However, the Company ceased paying Mr. Smith's salary effective November 30, 1993 after Mr. Smith filed an election to commence receiving his pension plan benefits as of such date.

LONG-TERM COMPENSATION

     Company's Incentive Plan

     The Company has an Incentive Compensation Plan ("Incentive Plan") for officers and certain other key executives, as specified on an annual basis. The Incentive Plan established a system of awards for the achievement of one-year goals and three-year goals. Payment of the three-year award is made over a three-year period beginning the year following the end of the cycle. The current three-year award cycle is for the period 1992 through 1994. The Compensation Committee of the Board of Directors approves the setting of goals and objectives upon which incentive compensation awards are based and submits these goals and objectives to the Board of Directors for approval. The three-year goals for the three-year period 1992 through 1994 include the attainment of a target return on equity, retail price comparisons for electric and gas operations and the achievement of demand-side management objectives. At the end of each Incentive Plan year an amount is accrued towards the payment of incentive compensation based upon the three-year goals. The incentive compensation based upon the three-year goals may be more or less than the portion so set aside, depending upon the level of achievement actually attained. A portion of the three-year award may be deferred at the discretion of the Board of Directors until the participant's retirement, death, disability or severe hardship. The following table sets forth the dollar value of the range of the estimated payouts under the Incentive Plan. The amounts reported in columns (d), (e) and (f) of the following table represent amounts estimated for fiscal year 1993 assuming, respectively, (i) the achievement of a minimally acceptable level of performance under the Incentive Plan (if performance is below this minimal level, no award will be paid); (ii) the achievement of certain goals which are formulated in each case to be attainable during the calendar year, absent major changes in external factors over which the Company may have little control; or (iii) the achievement of certain goals at a level which theoretically can be attained during the calendar year, but cannot be attained if any external factors adversely affect the achievement of the goals.

     Subsidiary Performance Plan

     In 1992, a Performance Unit Incentive Plan (the "Performance Unit Incentive Plan") was adopted by the Company and certain of its wholly-owned non-utility subsidiaries. The Performance Unit Incentive Plan, administered by the Compensation Committee, was designed to provide incentive awards to certain qualifying individuals in the Company and its subsidiaries, including O&R Development Inc., O&R Energy, Inc. and Atlantic Morris Broadcasting, Inc. (together, the "Participating Companies"). Pursuant to the Performance Unit Incentive Plan, in 1992 certain key employees of the Participating Companies, including Messrs. Smith and Chambers ("Participants"), were granted awards entitling each of them to certain rights, measured as Performance Units. Each Performance Unit gives each Participant the opportunity to receive up to 1% of the combined net gain in value of the Participating Companies over a starting net value measured as the combined initial investment in each of the Participating Companies ("Starting Value"). If the percentage of net gain over the Starting Value does not exceed the average corporate bond rate, Participants will not be entitled to any payout under the Performance Unit Incentive Plan. Under the terms of the Performance Unit Incentive Plan, the award held by Mr. Smith has been cancelled as a result of his termination for cause.

     With respect to the Performance Unit Plan, the following table sets forth in column (b) the number of Performance Units awarded, while the amounts reported in columns (d) and (e) represent amounts estimated, respectively, (i) assuming no gain in net value over the Starting Value and (ii) based on an average 1993 quarterly corporate bond rate of 7.15%.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

               (A)                   (B)             (C)             (D)        (E)       (F)
                                                                    ESTIMATED FUTURE PAYOUTS
                                                                              UNDER
                                                                   NON-STOCK PRICE-BASED PLANS
                                                                  -----------------------------
                                   NUMBER        PERFORMANCE      THRESHOLD   TARGET    MAXIMUM
               NAME               OF UNITS    CYCLE ENDING DATE      ($)        ($)       ($)
- --------------------------------- ---------   -----------------   ---------   -------   -------
Victor J. Blanchet, Jr.(1)                         12/31/94          9,000     90,000   135,000
Patrick J. Chambers, Jr.(1)                        12/31/94          4,120     41,200   61,800
                         (2)          5            12/31/97              0     53,625       (3 )
Frank E. Fischer(1)                                12/31/94          2,063     20,625   30,938
Thomas A. Folchi, Jr.(1)                           12/31/94          2,063     20,625   30,938
Victor A. Roque(1)                                 12/31/94          2,063     20,625   30,938
James F. Smith(4)                                  12/31/94              0          0        0
                (4)                   0            12/31/97              0          0        0

- ---------------
(1) Estimated long-term awards under the Company's Incentive Plan.
(2) Awards under the subsidiary Performance Unit Incentive Plan.
(3) Not applicable.
(4) Rights under the Performance Unit Incentive Plan and the Incentive Compensation Plan were cancelled as a result of Mr. Smith's termination for cause.

    PENSION PLAN

     The following table sets forth as of January 1, 1994 the estimated aggregate annual benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
- ------------     -------     -------     -------     -------     -------
   125,000        62,500      75,000      78,125      81,250      84,375
   150,000        75,000      90,000      93,750      97,500     101,250
   175,000        87,500     105,000     109,375     113,750     118,125
   200,000       100,000     120,000     125,000     130,000     135,000
   225,000       112,500     135,000     140,625     146,250     151,875
   250,000       125,000     150,000     156,250     162,500     168,750
   300,000       150,000     180,000     187,500     195,000     202,500
   400,000       200,000     240,000     250,000     260,000     270,000
   450,000       225,000     270,000     281,250     292,500     303,750
   500,000       250,000     300,000     312,500     325,000     337,500
   550,000       275,000     330,000     343,750     357,500     371,250
   600,000       300,000     360,000     375,000     390,000     405,000
   650,000       325,000     390,000     406,250     422,500     438,750

     Compensation covered by the Retirement Plan consists of regular compensation, which excludes any bonus, overtime, special pay or incentive compensation. Compensation covered by the Supplemental Plan consists of regular compensation and, in addition, for officers who have completed at least 11 years of service, incremental portions of an amount equal to the scheduled one-year annual award under the Company's Incentive Plan, up to 100 percent of such amount for officers with 20 years or more of service. The current compensation covered by the Supplemental Plan for each of the current officers listed on the Summary Compensation Table is as follows: Mr. Blanchet, $270,586; Mr. Chambers, $233,700; Mr. Fischer, $167,969; Mr. Folchi, $175,781; and Mr.
Roque, $166,016. Amounts shown in the Pension Plan Table are calculated on the basis of years of credited service under the Supplemental Plan. Under the Supplemental Plan, the years of credited service for the current officers named in the Summary Compensation Table are as follows: Mr. Blanchet, 17 years; Mr. Chambers, 22 years; Mr. Fischer, 16 years; Mr. Folchi, 23 years; and Mr. Roque, 15 years. Under the Retirement Plan, each individual has one year less of credited service. Mr. Smith elected to commence receiving his benefits payable under the Retirement Plan and Supplemental Plan as of November 30, 1993. Mr. Smith's compensation covered by the Supplemental Plan is $503,533 and he has 29 years of credited service under the Supplemental Plan. Benefits payable at age 65 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence.

     The Retirement Plan provides for benefits based on modified career average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1986 (including two additional years of credited service at the final rate of base pay limited to $150,000) and
(2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1987 multiplied by the number of years of credited service prior to that date. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent of surplus funds held under the Retirement Plan.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who have at least five years of service as officers. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation over the three years of highest compensation, reduced by the participant's Retirement Plan benefit. For unvested participants, benefits would vest upon termination of employment following a change in control of the Company. The Company has established a trust under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In 1988, Mr. Smith entered into an agreement with the Company which provided (as amended) for his employment as Chief Executive Officer of the Company for a term ending on December 1, 1995. Under the agreement Mr. Smith was to receive a base salary of $410,500 for 1993 and was eligible for participation in the Company's Incentive Plan (described above) and other benefit arrangements. The agreement also provided that in the event of the termination of Mr. Smith's employment by the Company without cause or upon constructive termination by the Company, Mr. Smith would have received his base salary for 36 months following termination as well as one-year and three-year incentive awards for such period on a specified basis. Constructive termination of employment was defined in the agreement as Mr. Smith's termination of his own employment following, among other things, a reduction in his compensation or benefits, a loss of his position or a diminution of his duties or responsibilities or the assignment to him of duties inconsistent with his position. Mr. Smith's employment as Chief Executive Officer has been terminated for cause. See "Recent Developments". As a result, he is entitled to receive only amounts earned through the date of his termination and will not receive the payments referred to above. In a lawsuit filed on February 7, 1994, the Company seeks to recover certain compensation paid or awarded to Mr. Smith, which may include deferred salary and incentive compensation.

     The Company has entered into severance agreements with each of its officers (excluding Mr. Smith, who is a party to an employment agreement described above) in order to provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in each case within 24 months following a change in control of the Company. The principal benefits consist of a lump-sum severance payment equal to three times the individual's five-year average annual W-2 compensation, less one dollar, and continuation of the individual's life, medical and dental insurance for a period of 24 months. Payments to be made would be reduced to the extent of payments that the individual receives under the Company's Severance Pay Plan (described below). Payments in an amount which would otherwise cause the imposition of the parachute payment excise tax under section 280G of the Internal Revenue Code of 1986, as amended, could be further reduced to prevent imposition of such tax. The Company has established a trust which, in the event of a change in control of the Company, will be used for the payment of its obligations to its officers under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to its officers (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, pension, life and health insurance benefits are continued for eligible employees following termination of employment for the severance period.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductions, to the Company for payments it makes to indemnify directors and officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, such insurance covers directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contract for such insurance, which became effective May 16, 1993, is with National Union Fire Insurance Company of Pittsburgh, Pennsylvania. The annual premium cost is $218,148.

                2. AS TO THE REMOVAL OF JAMES F. SMITH FROM THE
                          BOARD OF DIRECTORS FOR CAUSE

     On October 5, 1993, the independent Directors determined to terminate for cause the employment of James F. Smith as Chief Executive Officer of the Company and to remove him as Chairman of the Board. On October 7, 1993, notice of his termination for cause was delivered to Mr. Smith and he was suspended from all duties effective immediately.

     The principal bases for the determination of cause were acts or failures to act by Mr. Smith involving use of the Company's resources and assets for the personal benefit of Mr. Smith and his family, expenditures that had no adequate business purpose, violations and evasions of the Company's internal controls, failure to properly supervise, or cause the proper supervision of, Linda Winikow, violations of Company policies, failures to make candid and forthcoming disclosures in connection with the Special Committee's investigation, and the economic damage to the Company resulting from, or in all probability likely to result from, the foregoing.

     On February 7, 1994, the Company commenced an action against Mr. Smith in New York State Supreme Court by the filing of a Summons with Notice. The Summons alleges causes of action for breach of the fiduciary duties of loyalty and care, waste, conversion, fraud, and unjust enrichment based on allegations that Mr. Smith misused Company assets and personnel and misappropriated Company funds for his own benefit or for other improper purposes, and failed to maintain proper management controls or to properly supervise corporate affairs and subordinate employees. The Company seeks an accounting by Mr. Smith of certain Company funds and property, restitution of all amounts misappropriated, misused, or unaccounted for, forfeiture of compensation paid or awarded by the Company to Mr. Smith during the period in which breaches of fiduciary duties occurred, and compensatory and punitive damages. The Company seeks recovery in an amount not less than $5,000,000.

     Mr. Smith had certain rights to take corrective action with respect to his termination for cause which lapsed, without such action being taken, on December 6, 1993. Mr. Smith also has the right to dispute his termination for cause in an arbitration proceeding.

     Mr. Smith currently is a Director of the Company. Under the Company's By-Laws, the Directors do not have the power to remove another Director for cause or otherwise. The Company's By-Laws (Article III, Section 3.2) do provide that a Director may be removed by the shareholders for cause at any time by the affirmative vote of the holders of at least 80 percent of the combined voting power of all the then-outstanding shares of stock of all classes and series of the Company entitled to vote generally, voting together as a single class. The By-Laws do not define "cause." The By-Laws also provide that the Company must notify a Director of the grounds of his pending removal and the Director is entitled to present to shareholders, at the expense of the Company, his defense by a statement which accompanies or precedes the Company's solicitation of proxies to remove him. If the shareholders approve the proposal to remove Mr. Smith as a Director for cause, the Board of Directors intends to reduce the number of Directors from 10 to 9.

     On February 3, 1994, the independent Directors determined that it was in the best interests of the Company and the shareholders that Mr. Smith be removed for cause as a Director and approved the submission of such a proposal to the shareholders. Messrs. Blanchet, Chambers, and Smith did not vote on the proposal. The Company delivered the following letter dated February 3, 1994 to Mr. James F. Smith notifying him of the grounds for his proposed removal for cause as a Director of the Company:

Dear Mr. Smith:

          This letter will set forth the grounds of the Company's proposal to remove you from the Board of Directors for cause, as required by Section
     3.2 of the Company's By-Laws.

          The independent Directors believe that any Director, to serve effectively, must enjoy the trust and confidence of his fellow Directors. For the reasons set forth in the notice of your termination for cause as Chief Executive Officer, this is no longer true in your case. In addition, you have asserted that you intend to contest your termination for cause, and your conduct in your former capacity of Chief Executive Officer continues to be the subject of investigation by the Special Committee. We do not believe that a Director with such adversarial interests should continue to serve as a Director.

          In sum, the independent Directors and the Company believe that you can no longer effectively serve the interest of the Company and its shareholders as a Director and, accordingly believe that it is in the best interests of the Company and its shareholders that you be removed from the Board of Directors for cause.

          Section 3.2 of the Company's By-Laws provides that you are entitled to present to the shareholders, at the expense of the Company, a defense in connection with your proposed removal by a statement which accompanies or precedes the solicitation of proxies to effect your proposed removal. If you wish to submit such a statement, please deliver it to the Company, attention General Counsel, by no later than February 10, 1994 and, if received by such date, such statement will be included with the Company's proxy statement that is distributed to its shareholders.

                                          Very truly yours,

                                          ORANGE AND ROCKLAND UTILITIES, INC.

                                          /s/ H. Kent Vanderhoef
                                              Acting Chairman of the Board

     Mr. Smith's statement dated February 10, 1994 presenting his defense to his proposed removal as a Director of the Company is attached hereto as Appendix A.

     THE INDEPENDENT DIRECTORS OF THE COMPANY UNANIMOUSLY BELIEVE THAT THE REMOVAL OF MR. SMITH AS A DIRECTOR FOR CAUSE WOULD BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE REMOVAL OF MR. SMITH FROM THE BOARD OF DIRECTORS FOR CAUSE.

              3. AS TO THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     In accordance with the recommendations of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen & Co., independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1994.

     The accounting firm of Grant Thornton audited the Company's consolidated financial statements for 1993 and prior years. Upon recommendation of the Audit Committee, the Board of Directors decided to solicit bids for the performance of auditing services for the Company for 1994. Bids were received from six public accounting firms, including Grant Thornton. Based on a review of the competing bids, the Audit Committee concluded that the selection of Arthur Andersen & Co. would be in the best interests of the Company. The Board of Directors of the Company approved the recommendation of the Audit Committee.

     The reports of Grant Thornton on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for 1993 has been modified by inclusion of an explanatory paragraph regarding the uncertainty of the pending investigations of the Company and related litigation described under "Recent Developments". Since January 1, 1992, there have been no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of such disagreements in connection with its report.

     Representatives of Arthur Andersen & Co. will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions. Grant Thornton has indicated it does not plan to attend the Annual Meeting.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

               4. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

     November 11, 1994 is the date by which proposals of shareholders of the Company intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 MISCELLANEOUS

     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be borne by the Company. The Company has retained Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $11,000, plus reimbursement of out-of-pocket expenses. In addition, Directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

                                    By Order of the Board of Directors,
                                        H. KENT VANDERHOEF
                                        Acting Chairman of the Board of
                                    Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD APRIL 13, 1994 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1993, UPON WRITTEN REQUEST TO VICTOR A. ROQUE, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

                                                                      APPENDIX A

                                                  February 10, 1994

To the Shareholders of Orange & Rockland Utilities:

     I ask the shareholders of Orange & Rockland to reject the efforts of the Board of Directors to have me removed as a Director of your Company. I have spent most of my adult life in the service of Orange & Rockland. My only goals have been to serve the Company and to secure its continued growth and financial stability so that it may serve effectively and efficiently the communities of which it is a part.

     I believe that my efforts have been reflected in the performance of the Company and have brought value to you. Under my leadership as your Chief Executive Officer for fourteen years, dividends to shareholders have increased every year and a $100 investment in 1979 has had a cumulative total return of $1,162.

     I am pleased that as a result of the Lovett Coal Reconversion Project, the Company has moved from almost total dependence in 1979 on oil for electric generation to reliance on a less expensive, more secure fuel mix of coal, natural gas and oil for generation. The Company was among the first to develop a gas marketing business following the deregulation of the natural gas industry in the mid-1980s. The Company became nationally known for innovative rate making.

     The Board of Directors purported to terminate my service as Chief Executive Officer of the Company by a Notice of Termination dated October 7, 1993. I dispute the allegations contained in the Notice of Termination. I contend that the termination is designed to deny me my rights under my Employment Agreement as well as my pension rights and I intend to enforce such rights.

     I have never misused my former office, never permitted my personal interests to interfere with the successful performance of my duties, and never have I intentionally violated the trust you have bestowed upon me. My compensation and performance as Chief Executive Officer of the Company have been reviewed annually by independent Compensation and Audit Committees of the Board of Directors and by the entire Board. I have always acted in good faith and exercised my best judgment in hiring and in delegating responsibilities to other members of the Company's senior management and staff to manage the affairs of the Company. I am as disappointed as you are to learn of alleged or admitted misconduct by one former officer of the Company, but I had no involvement in that matter whatsoever.

     I have welcomed the opportunity to serve the Company, its shareholders and the communities in which it is involved. I can only ask you to permit me to continue to serve you in the capacity of Director and to utilize my experience and knowledge on your behalf.

                                                  Sincerely,
                                                  James F. Smith

                      ORANGE AND ROCKLAND UTILITIES, INC.

             COMMON STOCK PROXY FOR ANNUAL MEETING, APRIL 13, 1994

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



         The undersigned, revoking all previous proxies, hereby appoints H. KENT VANDERHOEF, VICTOR J. BLANCHET, JR. and VICTOR A. ROQUE, and each of them, proxies, with power of substitution to each to vote and act at the annual meeting of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 75 West Route 59, Spring Valley, New York, on Wednesday, April 13, 1994, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated March 11, 1994.



             (Continued, and to be dated and signed, on other side)


I PLAN TO ATTEND MEETING [ ]


EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE BELOW, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO INSTRUCTIONS ARE INDICATED.

                             ------          -----
                             COMMON          D.R.S
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        EACH OF THE FOLLOWING PROPOSALS.



Item 1-To elect the following three directors
3-Year Term -- J.F. Creamer
               K.D. McPherson
               L.C. Taliaferro


To withhold authority to vote for any individual nominee(s), print that nominee's name below:

- --------------------------------------------------------------------------------

                                                                                  FOR  AGAINST  ABSTAIN
Item 2--To remove James F. Smith from the Board of Directors for cause.           [ ]     [ ]      [ ]


Item 3--To appoint Arthur Andersen & Co. as independent public accountants for    [ ]     [ ]      [ ]
1994.

Item 4--In their discretion, the proxies are authorized to act on such other matters as may properly come before the meeting or any adjournments thereof.

All powers may be exercised by a majority of said proxies or said substitutes voting or acting or, if only one votes and acts, then by that one.


Dated:                                      , 1994
       -------------------------------------

- --------------------------------------------------
                Signature

- --------------------------------------------------
                Signature

(NOTE: Signature should agree with name imprinted hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. If stock is registered in more than one name, each joint owner should sign.)

IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.